EXHIBIT 99.27(d)(3)

                         ENHANCED SURRENDER VALUE RIDER








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                         ENHANCED SURRENDER VALUE RIDER

POLICY NUMBER:  [9730010]

TARGET PREMIUM: [$ 2,000.00]


This rider is part of the policy to which it is attached if it is shown in the Schedule Pages of the policy. Except as stated in this rider, it is subject to all of the provisions contained in the policy. This rider is effective as of the same date as the Policy Date.

OVERVIEW
Upon full surrender of the policy, in addition to the cash surrender value provided under the policy, We will send you an amount equal to the Surrender Value Enhancement.

QUALIFYING PREMIUM
Qualifying Premium is determined for each policy year as the lesser of the actual premiums paid in that policy year and the Target Premium.

SURRENDER VALUE ENHANCEMENT
Except as provided for a change in ownership as set forth below, the Surrender Value Enhancement will be equal to:

      (1) the sum of the Qualifying Premiums for each policy year to the date of surrender

      TIMES

      (2) a factor based on policy duration, as follows:

                  [0.06]  Policy Year 1       [0.00]  Policy Year 7

                  [0.04]  Policy Year 2       [0.00]  Policy Year 8

                  [0.02]  Policy Year 3       [0.00]  Policy Year 9

                  [0.00]  Policy Year 4       [0.00]  Policy Year 10

                  [0.00]  Policy Year 5        0.00   Policy Year 11 and later

                  [0.00]  Policy Year 6


Upon any assignment or change in ownership of this policy, including exchanges made under Section 1035 of the Internal Revenue Code, in lieu of the foregoing the Surrender Value Enhancement will be set equal to zero, unless, based on reasonably satisfactory evidence submitted to Us,

      (1) the change in ownership directly results from a merger, consolidation, or acquisition of Your assets and the successor owner of the policy was Your wholly-owned subsidiary on the date the ownership changed; or

      (2) the successor owner of Your policy is a trust established by You for purposes of providing employee benefits.

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TERMINATION
This rider and all rights provided under it will terminate upon the earliest of the following events:
      1. A partial withdrawal or policy loan;
      2. The date of lapse of the policy; or
      3. The date of payment of the death benefit under the policy.

CHARGE FOR BENEFIT
There is no charge for this rider.




                         Phoenix Life Insurance Company

                               /s/ Dona D. Young

                      President and Chief Executive Officer


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